Exhibit 1.2

Takeover Offer ADO Properties S.A. ./. ADLER Real Estate AG

Target company: ADLER Real Estate AG; Bidder: ADO Properties S.A.

ADO Properties S.A.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Publication of the decision to launch a public takeover offer in accordance with Section 10 para. 1 sentence 1 in conjunction with Section 29 para. 1 and Section 34 WpÜG.

Bidder:

ADO Properties S.A.

1B Heienhaff

1736 Senningerberg

Grand Duchy of Luxembourg

registered with the Registre De Commerce et des Sociétés de Luxembourg under registration number

B197554, ISIN: LU1250154413, WKN: A14U78

Target Company:

ADLER Real Estate AG

Joachimsthaler Straße 34

10719 Berlin, Germany

registered in the commercial register of the local court of Berlin-Charlottenburg under HRB 180360 B

ISIN: DE0005008007, WKN: 500800

Today, ADO Properties S.A. (“Ado Properties”) decided to offer to all shareholders of ADLER Real Estate AG (“Adler”) by way of a voluntary public takeover offer in the form of an exchange offer (“Offer”) to acquire their ordinary shares with no par value in Adler. Subject to the final determination of the minimum prices and the offer conditions in the offer document, Ado Properties intends to offer 0.4164 new shares in Ado Properties as consideration in exchange for each tendered share of Adler. The new shares in Ado Properties will carry dividend rights as of January 1, 2019. The offered Ado Properties shares shall be created by way of capital increase by exercising the authorized capital of Ado Properties pursuant to Section 5 of its articles of association (via a board of directors resolution of Ado Properties).

Closing of the Offer will be subject to antitrust clearance. The final terms and conditions of the Offer will be set forth in the full offer document.

In connection with the Offer, Ado Properties and Adler entered into a business combination agreement (“Business Combination Agreement”). The subject matter of the Business Combination Agreement is the common understanding of the strategic objectives of Ado Properties and Adler with regard to portfolio diversification, the intended future governance structure for the combined group’s business and the integration process, the timeline and the conditions of the offer (subject to certain participation rate thresholds being met), as well as the general support of the Offer by Adler’s Management and Supervisory Board. Adler’s Management and Supervisory Board will recommend acceptance of the Offer by the shareholders of Adler.

In addition, Ado Properties entered into irrevocable undertakings (“Irrevocable Undertakings”) with major shareholders of Adler – including inter alia the Co-CEO of Adler, Tomas de Vargas Machuca – representing 52.21% of the current shares and voting rights in Adler, whereby such shareholders committed themselves vis-à-vis Ado Properties, subject to certain conditions, to submit their shares within the acceptance period of the Offer.

The offer document and further notifications relating to the Offer will be published on the internet at https://www.ado.properties/websites/ado/English/1500.html

Important information

This announcement is neither an offer to purchase nor a solicitation to purchase Ado Properties or Adler shares. The final terms and further provisions regarding the Offer will be in the offer document once its publication has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of Adler shares are strongly recommended to read the offer document and all other documents in connection with the Offer as soon as they are published, as they will contain important information.

Subject to the exceptions described in the offer document and any exceptions granted by the relevant regulatory authorities, an Offer is not being made directly or indirectly, in or into those jurisdictions where to do so would constitute a violation pursuant to the laws of such jurisdiction.

The Ado Properties shares that are intended to be transferred to Adler shareholders as consideration (“Offer Shares”) have not been, and will not be, registered under the United States Securities Act of 1933, as amended (“Securities Act”), or under any of the applicable securities laws of any state, district or other jurisdiction of the United States of America. The Offer Shares may not be offered, sold or delivered, directly or indirectly, to Adler shareholders located in the United States of America (“U.S. Shareholders”), or to agents, nominees, trustees, custodians or other persons acting for the account or benefit of U.S. Shareholders, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in compliance with any applicable state securities laws of the United States. The Offer Shares will be offered in the United States in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

The Offer is not subject to the ‘U.S. tender offer rules’ contained in Regulation 14D under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”) and is being made with respect to U.S. Shareholders in reliance on exemptions provided by Rule 14d-1(c) under the Exchange Act. As a result, the Offer is made in accordance with the applicable regulatory, disclosure and procedural requirements under German law, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under United States domestic tender offer procedures and law.

Holders of securities in Adler should be aware that Ado Properties reserves the right, to the extent permissible under applicable law or regulation, and in accordance with German market practice, to purchase, or conclude agreements to purchase, Adler shares, directly or indirectly, outside of the scope of the Offer, before, during or after the acceptance or further acceptance period. This applies to other securities that are directly convertible into, exchangeable for, or exercisable for Adler shares. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

The transaction described in this document involves the securities of Luxembourg and German companies. Information distributed in connection with the transaction is subject to the disclosure requirements of the Federal Republic of Germany, which are different from those of the United States. The financial information included or incorporated by reference in this document has been prepared in accordance with accounting standards in Luxembourg or Germany, as applicable, that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since Ado Properties and Adler are each located in a non-U.S. jurisdiction and their respective officers and board members are residents of non-U.S. jurisdictions. Holders of securities in Ado Properties and Adler may not be able to rely on having recourse to provisions for the protection of investors in any jurisdiction other than the provisions of Luxembourg or Germany, as applicable. Holders of securities in Ado Properties and Adler may not be able to sue Ado Properties, Adler or their respective officers and board members in court in Luxembourg or Germany, as applicable, for violations of the U.S. securities laws. It may be difficult to compel Ado Properties, Adler or any of their respective affiliates to subject themselves to a U.S. court’s judgment.

If any announcements in this document contain forward-looking statements, such statements do not represent facts and are characterized by the words ‘will’, ‘expect’, ‘believe’, ‘estimate’, ‘intend’, ‘contemplate’, ‘aim’, ‘assume’ or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of Ado Properties and the persons acting together with Ado Properties. Such forward-looking statements are based on current plans, estimates and forecasts which Ado Properties and the persons acting together with Ado Properties have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by Ado Properties or the persons acting together with Ado Properties. It should be kept in mind that the actual events or consequences may differ materially from those contained in or expressed by such forward-looking statements.

Grand Duchy of Luxembourg, December 15, 2019

ADO Properties S.A.

Board of Directors

End of WpÜG announcement

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